Exhibit 10.15

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                              AMENDED AND RESTATED

                         MANAGEMENT SERVICES AGREEMENT

                                 by and between

                       The Old Evangeline Downs, L.L.C.,

                              OED Acquisition, LLC

                                      and

                         Peninsula Gaming Company, LLC

                         DATED: As of February 25, 2003

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                               TABLE OF CONTENTS



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ARTICLE 1        TERM AND APPOINTMENT OF OPERATOR                              1

    1.01.  Appointment and Term                                                1

    1.02.  Management of the Business                                          2

    1.03.  Relation of the Parties                                             2

    1.04.  Affiliates                                                          2

    1.05.  Consultation with Owner                                             2

ARTICLE 2        PRE-OPENING PROGRAM                                           3

    2.01.  Construction of the New Facilities                                  3

    2.02.  Pre-Opening Services                                                3

    2.03.  Payment of Pre-Opening Expenses                                     4

    2.04.  Compensation and Reimbursement of the
            Operators for Pre-Opening Services                                 5

ARTICLE 3        NOTICES                                                       5

ARTICLE 4        OPERATION                                                     7

    4.01.  General                                                             7

    4.02.  Licenses, Permits, Reports and Accreditation                        8

    4.03.  Personnel                                                           8

    4.04.  Sales and Promotions                                                8

    4.05.  Maintenance and Capital Replacement                                 8

    4.06.  Contracts and Agreements                                            8

    4.07.  Accounting Services                                                 8

    4.08.  Books and Records                                                   9

    4.09.  Financial Statements                                                9

    4.10.  Access, Review and Audit                                            9

    4.11.  Bank Accounts                                                       9

    4.12.  Expenses                                                           10

    4.13.  Financial Management                                               10

    4.14.  Annual Plans                                                       10

    4.15.  Revisions to Annual Plan                                           13

    4.16.  Remittance to Owner                                                13

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                               TABLE OF CONTENTS
                                  (continued)


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     4.17.  Insurance                                                         13

     4.18.  Waiver of Liability                                               13

     4.19.  Legal Actions                                                     13

ARTICLE 5         COMPENSATION OF THE OPERATORS                               14

     5.01.  Forms of Compensation                                             14

     5.02.  Basic Management Fee                                              14

     5.03.  Incentive Fee                                                     14

     5.04.  Collection of Management Fees                                     14


     5.05.  Allocation of Management Fees and Other Amounts                   14

ARTICLE 6         INDEMNITY                                                   15

     6.01.  Indemnification to the Operators                                  15

     6.02.  Indemnification to Owner                                          15

     6.03.  Claiming Procedure                                                16

     6.04.  Mitigation                                                        17

     6.05.  Payment                                                           17

ARTICLE 7         DAMAGE TO, DESTRUCTION OF OR CONDEMNATION
                    OF THE NEW FACILITIES                                     17

     7.01.  Damage to and Destruction of the New Facilities                   17

ARTICLE 8         ASSIGNMENT                                                  17

     8.01.  Sale/Assignment                                                   17

     8.02.  Effect of Assignment                                              18

ARTICLE 9         TERMINATION                                                 18

     9.01.  Termination                                                       18

     9.02.  Effect of Termination                                             19

     9.03.  Operator Responsibilities                                         19

     9.04.  Survival                                                          19

     9.05.  Proprietary Information                                           19

ARTICLE 10        GENERAL PROVISIONS                                          20

    10.01.  Entire Agreement                                                  20

    10.02.  Confidentiality                                                   20

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                               TABLE OF CONTENTS
                                  (continued)

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     10.03.  Approvals                                                        20

     10.04.  Conflicts of Interest; Non-Compete                               21

     10.05.  Best Evidence and Counterparts                                   22

     10.06.  Amendment or Modification                                        22

     10.07.  Governing Law                                                    22

     10.08.  Interpretation                                                   22

     10.09.  Severability                                                     22

     10.10.  Force Majeure                                                    22

     10.11.  Waiver                                                           23

     10.12.  Definitions                                                      23

     10.13.  Governing Document                                               23

     10.14.  Inspection of Facilities                                         23

     10.15.  Third-Party Beneficiaries                                        23

     10.16.  Regulatory Information                                           23

     10.17.  Successors and Assigns                                           23

     10.18.  Dispute Resolution                                               23

     10.19.  Operators; Generally                                             24

     10.20.  Effect of Amendment and Restatement                              24

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                              AMENDED AND RESTATED

                          MANAGEMENT SERVICES AGREEMENT

     THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of the 25th day of February, 2003, by and between The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("Owner"), OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), and Peninsula Gaming Company, LLC, a Delaware limited liability company ("PGC" and together with OEDA, each, an "Operator" and collectively, the "Operators").

                              W I T N E S S E T H:

     WHEREAS, Owner desires to develop a racetrack and casino gaming operation on its Site located in St. Landry Parish Louisiana;

     WHEREAS, Owner and PGC have heretofore entered into a Management Services Agreement, dated as of February 15, 2002 (the "Original MSA"), pursuant to which Owner engaged PGC to manage and operate the Existing Racetrack and design, develop, construct, manage and operate the New Facilities and provide certain pre-opening services in connection therewith;

     WHEREAS, the parties hereto desire to amend and restate the Original MSA pursuant to the terms and conditions set forth herein;


     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises, representations, warranties, understandings, undertakings and covenants herein contained, and intending to be legally bound thereby, Owner and the Operators hereby agree that, effective as of February 15, 2002, the Original MSA be, and hereby is, amended and restated in its entirety as herein set forth:

                                   ARTICLE 1

                        TERM AND APPOINTMENT OF OPERATOR

     1.01. Appointment and Term. Owner hereby appoints and employs the Operators to act as its exclusive agents for the supervision, direction and control of the management of the Facilities on Owner's behalf, upon the terms, conditions and covenants hereinafter set forth. The Operators hereby accept such appointment upon and subject to the terms, conditions, covenants and provisions set forth herein. The Operators agree to execute their duties hereunder in the best interest of Owner in good faith, subject to the budgetary limitations imposed upon the Operators, any applicable Governmental Requirements and any limitations or restrictions contained in any Related Contract, it being understood that the Operators shall not be required to pay any amounts of money except those amounts required by the terms of this Agreement. Unless sooner terminated as provided in this Agreement or extended by the mutual agreement of Owner and the Operators, this Agreement shall terminate on the later of (i) the date that is eight (8) years after

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the  Opening  Date and (ii) the date of sale of all of PGC's  direct or indirect ownership interest in Owner (the "Term").

     1.02. Management of the Business. Subject to the terms of this Management Agreement, the Operators shall have the authority to exclusively supervise and direct the management and operation of the Existing Racetrack and the design, development, construction, management and operation of the New Facilities for the account of Owner. The Operators shall have the authority and responsibility
(i) to determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Facilities and any other matters affecting operations and maintenance; (ii) to supervise and direct all phases of advertising, sales and business promotion for the Facilities; and (iii) to carry out all programs contemplated by the Annual Plan. Owner agrees that it will cooperate with the Operators in every reasonable and proper way to permit and assist the Operators to carry out their duties hereunder and comply with any conditions or restrictions, if any, placed upon the Operators by any Gaming Authority. The Operators shall take all actions which may, in their sole discretion, be reasonably necessary or appropriate in connection with the authority granted to it in accordance with the provisions of this Agreement.

      1.03. Relation of the Parties. In taking any action pursuant to this Agreement, the Operators will be acting only as the appointed agents or representatives  of Owner,  and nothing in this Agreement shall be construed as:
(i) creating a tenancy, partnership, joint venture or any other relationship between the parties hereto, except that of principal and agent or (ii) creating or vesting any right, title, interest, estate, equity participation or beneficial ownership interest in favor of the Operators in or to the Facilities except the contractual rights created in the Operators by this Agreement and any and all rights and remedies arising out of or in connection with the Operators' direct or indirect ownership interests in Owner. All debts and liabilities properly incurred by either Operator in the course of its management and operation of the Facilities hereunder shall be the debts and obligations of Owner only, and neither Operator shall be liable therefor and each Operator shall be fully indemnified against such debts and obligations, except as specifically stated to the contrary herein.

     1.04. Affiliates. Affiliates of either Operator may provide services to, provide loans and funds to, negotiate for, provide personnel to, and, from time to time, take actions on behalf of or for the benefit of such Operator by direct dealings with Owner or those acting for it, provided that the costs of such services shall not be charged to Owner or included in Operating Expenses without Owner's written consent; it being understood that by entering into this Agreement, Owner hereby consents to all costs and services relating to the Jefferies Financing (including, without limitation, any and all costs and expenses of either Operator related thereto). Each Operator shall be responsible to Owner under this Agreement for the acts of Affiliates in the performance of services of such Operator under this Agreement as if such Affiliates were such Operator's employees or agents.

     1.05. Consultation with Owner. The Operators agree to furnish to Owner the monthly financial statements and Annual Plans as set forth in Article 4. Owner shall, at all times, have the right to enter the Facilities for the purpose of inspecting same and reviewing the operations. Owner agrees that it and its representatives will, at no time, act in a manner which is inconsistent with the authority granted to the Operators.

                                       2

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                                    ARTICLE 2

                               PRE-OPENING PROGRAM

     2.01. Construction of the New Facilities. Owner hereby agrees to use its diligent good faith efforts to facilitate the construction of the New Facilities. Notwithstanding any provision to the contrary contained in this Agreement, (i) the Operators shall have the right to supervise the design, development and construction of the New Facilities, and (ii) Owner shall not, without the prior written consent of each Operator, agree or otherwise cause the Facilities to be subject to or otherwise bound by any Governmental Requirement to the extent such Governmental Requirement affects or otherwise impacts either Operator's ability to perform the Pre-Opening Services or any of its other duties and responsibilities under this Agreement. The Operators will prepare a construction budget and construction schedule with respect to the completion of all phases of the construction and development of the New Facilities.

      2.02. Pre-Opening Services. Prior to the Opening Date, the Operators, as agent of Owner, shall use their diligent good faith efforts to perform or cause others to perform all such services as the Operators deem necessary to facilitate the opening of the New Facilities and the continued operation of Owner's' off-track betting operations on behalf of and for the account of Owner (the "Pre-Opening Services"), subject to compliance by Owner with its reimbursement and funding obligations set forth in this Agreement, including the following.

     (a)  preparation of a pre-opening marketing plan;

     (b) hiring of personnel in accordance with the provisions of this Agreement;

     (c)  coordination of initial inventories purchases;

     (d)  establishment of operating policies and procedures;

     (e)  establishment of security systems for assets, personnel and patrons;

     (f) establishment of data processing hardware and software requirements and systems;

     (g)  establishment   of  accounting  and  internal   control   systems  and
          procedures;

     (h)  establishment of a preventive maintenance program;

     (i)  establishment of risk management policies and procedures;

     (j)  training of all initial staff;

     (k) engage and retain such architects, engineers, contractors, designers and other specialists (the "Project Architects" ) as the Operators deem necessary to prepare all site plans, grading plans, construction drawings, surveys, materials, specifications, architectural plans and drawings, elevations, construction models, engineering plans and drawings,

                                       3

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          approved  plats and all other  plans,  drawings,  studies  or  reports required for the construction and/or outfitting of the New Facilities (the "Plans and Specifications") and for the purchase and installation of the FF&E thereat (the "FF&E Specifications");

     (l) purchase all pre-opening gaming supplies and equipment, including in connection with off track betting operations;

     (m) provide specific operational and functional criteria for the New Facilities for use by the Project Architects in the preparation of the Plans and Specifications and the FF&E Specifications;

     (n) advise and consult with the Project Architects in the development of schematic, preliminary and working Plans and Specifications and in the selection and specifications of FF&E, wall and floor coverings, design and color, wall hangings, signage, art, accouterments, space planning requirements and functional design criteria and all other aesthetic and operational elements of design and other nonstructural elements of the New Facilities;

     (o) advise and consult with the Project Architects regarding various key systems, including without limitation, mechanical, electrical, plumbing, life safety, gaming and computer-related systems for the New Facilities;

     (p) determine all operational and all functional requirements of the New Facilities including without limitation, parking, recreational and gaming areas, food facilities layout and equipment, and such other areas as management information systems, energy, signage, lighting, sound, communications, housekeeping, maintenance, personnel, data processing equipment and software, point of sale systems, life safety systems, surveillance and security systems, marketing and entertainment;

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     2.03. Payment of Pre-Opening Expenses.

          2.03.01 Source of Funds. All costs and expenses reasonably incurred in connection with performance of the Pre-Opening Services (the "Pre-Opening Expenses"), shall be paid from the Bank Accounts. Owner shall timely deposit such sums in the Bank Accounts in accordance with the monthly schedules in the construction budget.

          2.03.02 Operator Advances. The Operators may, but are not required to, advance funds to pay Pre-Opening Expenses and Reimbursables on behalf of Owner (any such advance, an "Operator Advance"). All such Operator Advances that are advanced by the Operators shall be itemized, scheduled and submitted to Owner and reimbursement to the Operators shall be made by Owner either directly or by Owner directing the Operators to withdraw such amounts from the Bank Accounts. All such Operator Advances shall be reimbursed upon the Operators' written request.

     2.04. Compensation and Reimbursement of the Operators for Pre-Opening Services. For and in consideration of the Operators providing the Pre-Opening Services, Owner agrees to (i) pay the Operators on the Target Date a Pre-Opening Services fee (the "Pre-Opening Services Fee") accruing at a rate of $40,000 per month, commencing on June 27, 2001 and terminating on the Target Date, and (ii) upon the Operators' written request, reimburse the Operators for all Operator Advances.

                                   ARTICLE 3

                                    NOTICES

     Any and all written notices required by this Agreement shall be either hand-delivered or mailed, certified mail, return receipt requested, telexed, faxed, or sent via commercial courier, addressed to:

            TO PGC:          Peninsula Gaming Company, LLC
                             3rd Street Ice Harbor
                             P.O. Box 1750
                             Dubuque, IA 52004-1683
                             Facsimile No.: (563) 690-2190

                                     - and -

                             Peninsula Gaming Company, LLC
                             c/o Jefferies & Company, Inc.
                             11100 Santa Monica Blvd.
                             10th Floor
                             Los Angeles, CA 90025
                             Attention: M. Brent Stevens
                             Facsmile No.: (310) 515-5165

                                       - and -

                                       5

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                              Peninsula Gaming Company, LLC
                              c/o Cambridge Capital Advisors LLC
                              7173 Mission Hills Drive
                              Las Vegas, NV 89113
                              Attention: Michael S. Luzich
                              Facsimile No.: (702) 247-6822

                                      - and -

                              OED Acquisition, LLC
                              c/o Cambridge Capital Advisors LLC
                              7173 Mission Hills Drive
                              Las Vegas, NV 89113
                              Attention: Michael S. Luzich
                              Facsimile No.: (702) 247-6822

            WITH COPIES TO:   Mayer, Brown, Rowe & Maw
                              1675 Broadway
                              New York, NY 10019
                              Attn: Ronald S. Brody, Esq.
                              Facsimile No.: (212)-262-1910

            TO OEDA:          OEDA Acquisition, LLC
                              c/o Peninsula Gaming Company, LLC
                              3rd Street Ice Harbor
                              P.O. Box 1750
                              Dubuque, IA 52004-1683
                              Facsimile No.: (563) 690-2190

            WITH COPIES TO:   Mayer, Brown, Rowe & Maw
                              1675 Broadway
                              New York, NY 10019
                              Attn: Ronald S. Brody, Esq.
                              Facsimile No.: (212)-262-1910

            TO OWNER:         The Old Evangeline Downs, L.L.C.
                              3620 N.E. Evangeline Thruway
                              Carencro, Louisiana 70520
                              Facsimile No.:

                                      - and -

                              Peninsula Gaming Company, LLC
                              3rd Street Ice Harbor
                              P.O. Box 1750
                              Dubuque, IA 52004-1683
                              Facsimile No.: (563) 690-2190

                                      - and-

                              Peninsula Gaming Company, LLC
                              c/o Jefferies & Company, Inc.
                              11100 Santa Monica Blvd.
                              10th Floor
                              Los Angeles, CA 90025
                              Attention: M. Brent Stevens
                              Facsimile No.: (310) 515-5165

                                        - and -

                              Peninsula Gaming Company, LLC
                              c/o Cambridge Capital Advisors LLC
                              7173 Mission Hills Drive
                              Las Vegas, NV 89113
                              Attention: Michael S. Luzich
                              Facsimile No.: (702) 247-6822

     All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) Business Days after the date postmarked. All notices faxed shall be deemed delivered as of the Business Day immediately following the date receipt of the facsimile is confirmed. All notices sent via commercial courier shall be deemed delivered as of the Business Day immediately following the date the notice is entrusted to the commercial courier service with directions for service within one (1) day. Any changes in any of the addresses listed herein shall be made by notice as provided in this Article 3. Notwithstanding anything to the contrary herein, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date of the return receipt.

     The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes. No notice to either Owner or the Operators shall be deemed given or received unless the entity notice "With a copy to" is simultaneously delivered notice in the same manner as any notice given to either Owner or the Operators.

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                                   ARTICLE 4

                                   OPERATION

     4.01. General.

     In order for the Operators to perform its duties hereunder and to comply with any applicable Governmental Requirements, Owner hereby agrees that subject to Owner's rights and the Operators' obligations in this Agreement, (i) the Operators shall have uninterrupted control and operation of the Facilities during the Term, free and clear from any disturbance of any claims by Owner or any third party claiming by, through or under Owner, and (ii) Owner will not unreasonably interfere or involve itself with the day-to-day operation of the Facilities.

     The Operators shall perform or cause others to perform all such services as the Operators deem necessary to operate and manage the Facilities on behalf of and for the account of Owner, subject to compliance by Owner with its reimbursement and funding obligations set forth in this Agreement. The provision set forth below shall apply to both the Existing Facilities and the New Facilities, in each case to the extent applicable.

     4.02. Licenses, Permits, Reports and Accreditation. The Operators and Owner shall timely apply for, obtain and maintain all licenses and permits required to operate the Business (other then gaming authority permits, licenses and approvals required to be obtained by parties other than Owner or the Operators), at Owner's expense.

     4.03. Personnel. All personnel of the Facilities, shall be personnel of Owner. However, as agents for Owner, the Operators shall have the sole and absolute discretion to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Facilities. Owner shall not interfere with or give orders or instructions to personnel employed at the Facilities. The Operators, in their sole and absolute discretion, shall determine the fitness and qualifications of such personnel. The Operators shall in no way be liable to said personnel or to Owner for any and all claims for wages, compensation or other benefits (including, without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of such personnel. The salaries, other compensation and benefits of such personnel shall be an Operating Expense paid by the Operators from the Bank Accounts. The Operators shall in all respects comply with all applicable federal and state employment laws and regulations, in connection with the hiring, promoting, discharging, employment and payment of employees.

     4.04. Sales and Promotions. The Operators may, at their sole discretion, cause the Facilities to participate in sales and promotional campaigns and, as appropriate, activities involving complimentary items to hotels, travel agents, tourist officials and airline representatives and other hospitality industry representatives. The Operators shall have the sole right to entitle employees to grant complimentary items when the same is customary in the travel, hospitality or gaming industry or in the Operators' standard practice or policy.

     4.05. Maintenance and Capital Replacement. Owner shall be responsible for maintaining the property utilized in the Business in good repair and condition. To implement

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Owner's responsibility,  the Operators shall, on behalf of Owner, and at Owner's expense, make or cause to be made, all repairs, replacements, corrections and maintenance items as shall be required in the normal and ordinary course of
operation  of  the  Business.   Owner   recognizes   the  necessity  of  capital
improvements and shall expend such amount for capital improvements as shall be required in the normal and ordinary course of operation of the Business in conformity with the amounts approved as part of the Annual Plan.

     4.06. Contracts and Agreements. The Operators, as agents of Owner, are authorized to make and enter into such contracts and agreements as the Operators may deem necessary for the proper operation of the Facilities. Unless this Agreement expressly provides for an item or service to be at the Operators' expense, all costs and expenses incurred by the Operators or an Affiliate of either Operator in accordance with this Agreement and/or an Annual Plan shall be for and on behalf of Owner and for Owner's account.

     4.07. Accounting Services. The Operators shall establish and maintain an accounting system, internal controls and reporting systems in that are (i) consistent in all material respects with customary policies and procedures used by the Operators or their Affiliates engaged in such businesses, (ii) reasonably adequate to provide Owner and the Operators with the necessary information about the Business and to safeguard Owner's assets, (iii) in compliance with all Gaming Laws and in substantial compliance with all Governmental Requirements and
(iv) approved by all Governmental Authorities which are required to be obtained. The establishment of such systems shall constitute Pre-Opening Expenses and the maintenance of such systems shall constitute Operating Expenses. Upon the request of Owner, the Operators shall make available for inspection by Owner any managerial reports produced by the Operators regarding the Business in the ordinary course of business.

     4.08. Books and Records. The Operators shall maintain, or cause to be maintained, at Owner's expense, full and complete books of account and such other records as are necessary to reflect the operating results of the Facilities ("Books and Records"). The Books and Records shall be kept in a manner so that the Financial Statements may be prepared in accordance with
Generally Accepted Accounting Principles consistently applied. The Operators shall keep all Books and Records, including without limitation, current vendor invoices, payroll records, general ledgers, credit transactions and other records relating to the Business at the Facilities or such other location as shall be approved by Owner in writing, subject to such record retention and storage policies and access rights required by any Lender or any applicable Governmental Requirements or Gaming Laws. All such Books and Records shall at all times be the property of Owner and shall not be removed by either Operator from the approved location without Owner's written approval except as required by applicable Laws. Upon any termination of this Agreement, all Books and
Records shall immediately be turned over to Owner to ensure the orderly continuance of the operation of the Business, but such Books and Records shall be available to the Operators for a period of five (5) years at all reasonable times and upon prior written request to Owner for inspection, audit, examination, transcription and copying of particulars relating to the period in which the Operators managed the Business. The Operators shall also prepare and file for Owner, at Owner's expense, all informational and/or tax returns which may be required by any Governmental Authority.

     4.09. Financial Statements. The Operators shall provide Owner (i) unaudited Financial Statements of the Business for each calendar month within 20 days after the end of each calendar month, (ii) quarterly Financial Statements of the Business for each fiscal quarter within 45 days after the end of each fiscal quarter and (iii) annual Financial Statements of the Business within 90 days after the end of each fiscal year.

     4.10. Access, Review and Audit. Owner, any Gaming Authority and Lender (or their respective duly appointed agents) shall have the right at reasonable times and during normal business hours, after reasonable written notice to the Operators, to examine, audit, inspect and transcribe the Books and Records. With respect to such reviews, Owner, any Lender and their respective agents shall be subject to the confidentiality covenants in Section 10.02. The annual Financial Statements shall be audited by the Auditors at Owner's expense.

     4.11. Bank Accounts. The Operators shall establish at financial institution(s) designated by the Operators such bank accounts ("Bank Accounts") as the Operators deem necessary for the operation of the Facilities. All Bank Accounts for the Facilities shall be in the name of either Operator, as agent for Owner. Owner and the Operators shall agree on the procedures for withdrawals and deposits of funds. The Operators shall have the right to designate individuals to disburse funds from the business bank accounts to pay all costs and expenses of managing, operating and maintaining the business and its properties, including authorized capital expenditures and management fees due to either Operator. Owner agrees that at all times during the term of this Agreement, a bank balance as approved in the Annual Plan shall be maintained in an amount necessary to provide sufficient working capital to assure the uninterrupted and efficient operation of the business.

     4.12. Expenses.

          (a) All costs, expenses, funding of operating deficits and working capital, and other obligations and liabilities hereunder including costs incurred by either Operator under this Agreement or in connection with the transactions contemplated hereby ("Owner's Financial Obligations") shall be the sole and exclusive responsibility and obligation of Owner, except for those instances herein where it is expressly and specifically stated that such item shall be for the account of the Operators. The Operators shall allocate to Owner the direct expense of employees of the Operators (including compensation expenses) to the extent that such employees provide dedicated services for the benefit of the Business; provided, however, that Owner shall have no obligation to reimburse either Operator for any such direct expense (other than Reimburseables) relating to the services provided by Michael Luzich or Brent Stevens. Owner shall have no obligation for any other corporate overhead of either Operator. It is understood that statements herein indicating that the Operators shall "furnish", "provide" or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that either Operator is liable or responsible to fund or pay for such items or services, except in those specific instances mentioned above.

          (b) With respect to Owner's Financial Obligations, the same shall be funded and/or paid for as follows: (i) first, from monies which may be available in the Bank Accounts maintained by the Operators hereunder; and
     (ii) second, if such Bank Accounts maintained by the Operators hereunder do not contain monies sufficient to fund and/or pay Owner's Financial

     Obligations, from monies which shall be deposited by Owner in such Bank Accounts within three (3) days after request therefor by the Operators in writing.

          (c) It is understood and agreed that the Operators shall have no obligation or duty to fund and/or pay for any of Owner's Financial Obligations.

     4.13. Financial Management. The Operators shall be responsible for the management of the day-to-day financial affairs of the Business.

     4.14. Annual Plans.

          4.14.01 Submission of Annual Plans. No later than thirty (30) days prior to the end of each Fiscal Year, the Operators shall submit to Owner for Owner's approval, an annual plan for the operation of the Business for the forthcoming Fiscal Year (each such annual plan is referred to herein as an "Annual Plan"). Each proposed Annual Plan shall consist of the following:

          (a)  An annual marketing plan ("Annual Marketing Plan");

          (b)  An annual line item operating budget ("Annual Operating Budget");

          (c)  An annual estimate of key operating statistics;

          (d)  An annual projection of sources and uses of cash by month; and

          (e) An annual capital expenditures budget regarding capital expenditures ( "Annual Capital Expenditures Budget" ) which shall include the proposed schedule for effecting such repairs and/or improvements.

Each proposed Annual Plan shall be prepared in such form and containing such detail as Owner may reasonably require.

          4.14.02 Preparation of Annual Plan. Each proposed Annual Plan shall be prepared by the Operators based on, among other things, the actual and projected results of the current Fiscal Year, the standard of maintaining and operating the Facilities in accordance with this Agreement, information with respect to possible occurrences which may impact the marketing and/or operation of the Business in the future, changes from the previous Fiscal Year's results, reasonable expectations for the future and such other information and assumptions that shall be reasonably requested under the circumstances.

          4.14.03 Review and Approval. In connection with the preparation and submission of a proposed Annual Plan, Owner will meet with the Operators within fifteen (15) days after delivery of the proposed Annual Plan for an in-depth review, including a discussion of the marketing strategy, operations format and rationale for proposed expenditures embodied in the proposed Annual Plan. Owner shall be required, by giving written notice to the Operators, to approve or disapprove each proposed Annual Plan within fifteen (15) days after the date Owner and the Operators last meet to discuss the proposed Annual Plan. The parties shall use all reasonable efforts to complete the review of the proposed Annual Plan no later than forty-five

     (45) days after the initial delivery of the proposed Annual Plan to Owner. Any notice that disapproves a proposed Annual Plan must contain reasonably detailed specific objections along with suggestions as to what corrective measures can be taken to make such proposed Annual Plan acceptable to Owner.

          4.14.04 Disagreements Regarding Annual Plan. If Owner fails to provide written notice to the Operators of its objections within fifteen (15) days after the last meeting between Owner and the Operators, such proposed
     Annual Plan shall be deemed to be approved as submitted, subject to any changes upon which Owner and the Operators have previously agreed. If Owner disapproves or objects to any items contained in the proposed Annual Plan or any revisions thereto, Owner and the Operators shall cooperate with each other in good faith to attempt to expeditiously resolve the disputed or objectionable proposed items. If Owner and the Operators are unable to reach a mutually acceptable agreement concerning the disputed or objectionable items within fifteen (15) days after the date Owner advises the Operators of its objections as aforesaid, either party shall be entitled to submit the dispute to arbitration in accordance with Section
     10.18. If Owner's objections relate only to certain portions of the proposed Annual Plan or a Budget contained therein, the undisputed portions of the proposed Annual Plan shall be deemed to be adopted and approved and only those Budgets under dispute shall be submitted to arbitration.

          4.14.05 Disagreements Regarding Annual Operating Budgets. With respect to objectionable items in any Annual Operating Budget, but only until and to the extent that any dispute concerning such objectionable items are not resolved, the corresponding item contained in the Annual Operating Budget for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed Annual Operating Budget, excluding, however, line items in the previous Annual Operating Budget for extraordinary expenses or revenues. In any instance where a portion of an Annual Operating Budget from a preceding Fiscal Year is deemed to be applicable to the Annual Operating Budget in effect until a new Annual Operating Budget is fully approved, corresponding items contained in the Annual Operating Budget for the preceding Fiscal Year shall be automatically adjusted by a percentage equal to the percentage change in the Consumer Price Index during the preceding Fiscal Year. Such calculation of percentage change in the Consumer Price Index shall be made by the Operators based upon the then most recently published Consumer Price Index data at the time the calculation is made.

          4.14.06 Disagreements Regarding Annual Capital Expenditures Budgets. If Owner and the Operators are unable to agree on the amount of any item in an Annual Capital Expenditures Budget, only those capital expenditures with respect to which Owner and the Operators have reached an agreement (or the undisputed portion of an amount in dispute) that are approved by Owner or are required to be made by Lender or any Governmental Authority shall be made until Owner and the Operators otherwise agree on the terms of such Annual Capital Expenditures Budget or the matter is decided by arbitration; provided, however, that until and to the extent that any dispute concerning objectionable items are not resolved, the corresponding item contained in the Annual Capital Expenditures Budget for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed Annual Capital Expenditures Budget, excluding, however, line items in the previous Annual Capital Expenditures Budget for extraordinary expenses or revenues. The applicable Annual Plan will be appropriately adjusted to reflect the effect of any delay in capital expenditures.

          4.14.07 Operator Discretion Regarding Budgets. In the event that Operating Expenses in any fiscal year would in the aggregate exceed the Operating Expenses provided in the Annual Operating Budget for such fiscal year by more than 10%, the Operators shall revise the Annual Plan and submit to Owner for Owner's approval as set forth in Section 4.15.

          4.14.08 Operator's Disclaimer.  Notwithstanding the provisions of this
     Section 4.14 and all other provisions of this Agreement, Owner recognizes that neither Operator is, or is intended to be, a guarantor of the Annual Operating Budget. Owner acknowledges that notwithstanding the Operators' experience in the operation of gaming facilities, the projections contained in each Operating Budget submitted from time to time to Owner by the Operators are mere estimates and are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the Operators' reasonable control, and the giving of such projections or the making of such Annual Operating Budgets shall never be construed as a guarantee or warranty by the Operators to Owner that such projections or pro formas will, in fact, occur.

     4.15. Revisions to Annual Plan. If, in the Operators' sole judgment, revisions to all or any portion of the Annual Plan are appropriate, the Operators shall revise the Annual Plan and submit such revised Annual Plan to Owner for approval in accordance with the provisions set forth in Section 4.14.

      4.16. Remittance to Owner. Contemporaneously with furnishing the Financial Statements for each calendar month to Owner pursuant to Section 4.09, the Operators shall remit to Owner, subject to applicable Laws and the Related Contracts, from the Bank Accounts, an amount by which the total funds in the Bank Accounts exceed the sum of working capital and the current amount on deposit in the Capital Expenditures Fund.

     4.17. Insurance. Owner, for the benefit of both Owner and the Operators, shall maintain adequate insurance during the term of this Agreement, including any insurance of the Operators which may be required. The Operators shall procure all insurance on behalf of Owner and the carrier, type and amount of coverage shall be designated by the Operators in their sole discretion.

     4.18. Waiver of Liability. To the extent covered by insurance, each Operator and Owner each waives, releases and discharges the other from all claims or demands which each may have or acquire against the other, or against each other's directors, officers, agents, employees or partners, with respect to any claim for any losses, damages, liability or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Business, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its officers, partners, agents or employees. Except to the extent a loss, damage or expense is a result of the other party's gross negligence, bad faith or willful misconduct, in the event of any such loss, damage, liability or expense, Owner and each Operator each shall look to the insurance maintained with respect to the Business or otherwise by such party and shall not make any claim or seek any recovery against the other party. Each policy of insurance maintained with respect to the Business shall contain a specific waiver of subrogation reflecting the provisions of this Section 4.18, or a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any covered loss sustained.

     4.19. Legal Actions. Subject to Section 6.03, all matters of a legal nature involving the Business or the Facilities or any portion thereof shall be handled by legal counsel selected by the Operators and reasonably acceptable to Owner (such legal counsel which shall include but not be limited to Mayer, Brown, Rowe & Maw, is hereinafter referred to as "Approved Legal Counsel"). The Operators shall notify Owner of the commencement of any legal action or proceeding concerning the Business or the Facilities or any portion thereof as soon as practicable after the Operators receive actual notice of the commencement of such legal action unless such action is for money damages only and such damages are reasonably anticipated to be either fully covered by insurance or not in excess of $500,000. Except with respect to those legal matters in which Owner advises the Operators that it desires to be directly involved, the Operators shall be responsible for directing on behalf of Owner the Approved Legal Counsel to take any reasonable or necessary legal actions to protect Owner's assets and to ensure compliance with the contractual obligations of others and all Governmental Requirements. In any legal action or proceeding in which Owner is to be the plaintiff or complainant, then the Operators may not commence such legal action or proceeding without first obtaining the prior consent of Owner.

                                   ARTICLE 5

                          COMPENSATION OF THE OPERATORS

     5.01. Forms of Compensation. For and in consideration of the services rendered by the Operators pursuant to this Agreement, other than Pre-Opening Services for which Owner agrees to pay the Operators the Pre-Opening Services Fee, Owner agrees to pay to the Operators compensation in the form of (i) the Basic Management Fee, (ii) the Incentive Fee, and (iii) all Reimbursables.

     5.02. Basic Management Fee. The "Basic Management Fee" shall be an amount equal to one and seventy-five one-hundredths percent (1.75%) of Net Revenue (excluding food and beverage revenue). The Basic Management Fee shall be due and payable monthly in arrears on the date the monthly Financial Statements are delivered to Owner. The Basic Management Fee shall be adjusted quarterly based on actual results reported for each such Fiscal Quarter and, if necessary, annually based on actual results reported for each Fiscal Year. A partial Fiscal Year at the beginning and end of the Term shall be treated as a Fiscal Year for purposes of this Section 5.02.

     5.03. Incentive Fee. The "Incentive Fee" shall be an amount equal to (i) three percent (3%) of the first $25 million of EBITDA; (ii) four percent (4%) of EBITDA in excess of $25 million but less than $30 million of EBITDA; and (iii) five percent (5%) of EBITDA in excess of $30 million. The Incentive Fee shall be due and payable monthly in arrears on the date the monthly Financial Statements are delivered to Owner. The Incentive Fee shall be adjusted quarterly based on annual forecasts and annually based on actual results reported in the Financial Statements for each Fiscal Year. A partial Fiscal Year at the beginning and end of the Term shall be treated as a Fiscal Year for purposes of this Section 5.03.

     5.04. Collection of Management Fees. The Operators shall have the right to collect for themselves the Management Fees and Reimbursables from any of the Bank Accounts at the time such amounts are payable. If at any time the payment, in whole or in part, of the Management Fees or any Reimbursables is not permitted or is otherwise subject to any restriction against payment by any Loan Document, until such time as such payments are permitted to be made in full to the Operators, such unpaid amounts shall accrue interest from the date such payments are required to be made until the date such payments are actually made at a rate per annum equal to 12 1/4 %, compounded daily and calculated on the basis of a 360-day year.

     5.05. Allocation of Management Fees and Other Amounts. The Management Fees, Pre-Opening Services Fees, Reimbursables and all other amounts due and payable to the Operators hereunder, whether for the account of OEDA, PGC or the Operators generally, shall be paid by Owner directly to OEDA, which payment to OEDA shall be deemed to satisfy any payment obligation in respect of such amounts to PGC. OEDA shall distribute such portion of any such amounts to PGC as is determined by mutual agreement of PGC and OEDA.

                                   ARTICLE 6

                                   INDEMNITY

     6.01. Indemnification to the Operators. Owner agrees to indemnify and hold each Operator and each Operator Indemnified Person harmless from and against all loss, liability or cost (including reasonable attorneys' fees and expenses) that is not covered by insurance proceeds and which either Operator and any Operator Indemnified Person may sustain, incur or assume as a result of any Claims which may be alleged, made, instituted or maintained against Operator, any Indemnified Person or Owner, jointly or severally, arising out of, resulting from or based upon (i) any breach by Owner of any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) the ownership, condition or use of the Facilities, (iii) the management or operation of the Business, including, without limitation, obligations or liabilities arising out of or relating to (A) any federal, state or local tax or duty of any kind, (B) indebtedness of Owner or other obligations or liabilities of Owner necessary to operate the Business, including but not limited to the Jefferies Financing and the Operating Expenses, (C) employee or labor relations matters including, but not limited to, employee benefit or similar plans, medical benefits, life insurance, severance, workers' compensation, (D) any claim, proceeding or other litigation involving the Business, including, without limitation, injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Facilities, whether caused, wholly or partially, by the negligence of either Operator or its members, officers, employees agents or Affiliates, (E) the failure of the Business to comply in any respect with applicable Gaming Laws, Governmental Requirements, Environmental Requirements, or other applicable laws, statutes, rules or regulations to which either Owner, either Operator or the Business is subject, or (F) the failure by Owner, either Operator or any other Person to consummate the Jefferies Financing; provided, however, Owner shall not be liable to indemnify and hold either Operator or any Operator Indemnified Person harmless from any such uninsured loss, liability or cost (including costs of defense) solely to the extent it is the result of gross negligence or willful misconduct or criminal conduct of the party seeking indemnification hereunder.

     6.02. Indemnification to Owner. Each Operator agrees to indemnify and hold Owner and each Owner Indemnified Person free and harmless from all loss, liability or cost (including reasonable attorneys' fees) that is not covered by insurance proceeds and which Owner and any Owner Indemnified Person may sustain, incur or assume as a result of any Claims which may be alleged, made, instituted or maintained against Owner, either Operator or any Indemnified Person, jointly or severally, arising out of or based upon (i) the operation, condition or use of the Facilities by either Operator, or (ii) the operation or management of the Business by either Operator, including, without limitation, injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Facilities or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Facilities, in each case solely to the extent any such injury or damage is caused by the gross negligence or willful misconduct or criminal conduct of either Operator or any of their respective employees.

     6.03. Claiming Procedure.

          6.03.01 Notice. Promptly after the assertion of any Claim by a third party which may give rise to a claim for indemnification from an indemnitor under this Agreement, an Indemnified Person shall notify the indemnitor in writing of such Claim and advise the indemnitor whether the Indemnified Person intends to contest such Claim. Failure to notify an indemnitor shall not relieve such indemnitor from any ability hereunder to the extent indemnitor is not materially prejudiced as a result thereof and in any event shall not relieve indemnitor from any liability which indemnitor may have otherwise than on account of this Agreement.

          6.03.02 Contest and Defend. The Indemnified Person shall permit the indemnitor to contest and defend against such Claim, at the indemnitor's expense, if the indemnitor has confirmed to the Indemnified Person in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Claim, unless the conduct of its defense by the indemnitor could be reasonably likely to prejudice such Indemnified Person due to the nature of the Claims presented or by virtue of a conflict between the interests of such Indemnified Person and such indemnitor and another Indemnified Person whose defense has been assumed by the indemnitor. Notwithstanding a determination by the indemnitor to contest such Claim, the Indemnified Person shall have the right to be represented by its own counsel and accountants at its own expense except as set forth above. In any case, the Indemnified Person shall make available to the indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such Claim. The party contesting any such Claim shall be furnished all reasonable assistance in connection therewith by the other party (with reimbursement of reasonable expenses by the indemnitor). If the indemnitor fails to undertake the defense of or to settle or pay any such third-party Claim within fifteen (15) days after the Indemnified Person has given written notice to the indemnitor advising the indemnitor of such Claim, or if the indemnitor, after having given notice to the Indemnified Person that it intends to undertake the defense, fails forthwith to defend, settle or pay such Claim, then the Indemnified Person may take any and all necessary action to dispose of such Claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

          6.03.03 Compromise or Settlement. The indemnitor shall not consent to the terms of any compromise or settlement of any third-party Claim defended by the indemnitor in accordance herewith (other than terms related solely to the payment of money damages and only after the indemnitor has furnished the Indemnified Person with such evidence as the Indemnified Person may reasonably request of the indemnitor's ability (financial and otherwise) to pay promptly the amount of such money damages at such times as provided in the compromise or settlement and so long as any such settlement does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person) without the prior written consent of the Indemnified Person.

          6.03.04 Notice. Any claim for indemnification under this Agreement which does not result from the assertion of a Claim by a third party shall be asserted by written notice given by the Indemnified Person to the indemnitor. Such indemnitor shall have a period of thirty (30) days within which to respond thereto. If such indemnitor does not respond within such thirty (30) day period, such indemnitor shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such Claim. If the indemnitor does respond within such 30-day period and rejects such Claim in whole or in part, such Indemnified Person shall be free to pursue such remedies as may be available to such party under applicable Law, including through arbitration as provided for in Section 10.18 hereof (it being understood that any such rejection shall not limit in any way such Indemnified Person's right to indemnification under this Agreement).

     6.04. Mitigation. Each indemnitor and Indemnified Person shall use reasonable efforts and shall consult and cooperate with each other with a view towards mitigating Claims that may give rise to claims for indemnification under Sections 6.01 and 6.02;

     6.05. Payment. Each indemnitor agrees to pay amounts due hereunder (i) within ten (10) days of written notice in respect of its indemnity obligations which it has accepted pursuant to Section 6.03.02 or which it has been deemed to accept pursuant to Section 6.03.04, and (ii) within five (5) days of any final adjudication of any indemnity obligations as to which it has not so accepted.

                                   ARTICLE 7

         DAMAGE TO, DESTRUCTION OF OR CONDEMNATION OF THE NEW FACILITIES

     7.01. Damage to and Destruction of the New Facilities.

     In the event of a fire or other property loss resulting in damage to, or impairment or destruction of, the New Facilities, if Owner fails to repair, restore, rebuild or replace any damage within sixty (60) days after the date of Owner's settlement with the insurance company with respect to the fire or other casualty or shall fail to complete the same diligently, the Operators, at their election, may terminate this Agreement.

     7.02. Condemnation.

     If the whole of the New Facilities shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or transferred or conveyed to any competent authority in anticipation of such eminent domain, condemnation, compulsory acquisition or like proceeding, or if such a portion thereof shall be taken or condemned or conveyed as to have a Material Adverse Effect or otherwise make it imprudent or unreasonable to use the remaining portion in a manner satisfactory to Owner, in Owner's reasonable judgment, then in any of such events this Agreement shall cease and terminate as of the date of such taking or condemnation.

                                   ARTICLE 8

                                   ASSIGNMENT

     8.01. Sale/Assignment.

          8.01.01 Owner Transfer. Owner shall have no right to Transfer its interests in this Agreement without the prior written consent of the Operators; provided that Owner may terminate this Agreement if the Operators do not consent to any such Transfer.

          8.01.02 Operator Transfer. Neither Operator shall have the right to Transfer its interest in this Agreement without the prior written consent of Owner; provided that either Operator may assign this agreement to any wholly-owned Subsidiary of Peninsula Gaming Partners, LLC.

     8.02. Effect of Assignment. In the event the necessary consent to any assignment of this Agreement is given by Owner or the Operators, no further assignment that is restricted by Section 8.01 shall be made without the express written consent of Owner or the Operators. An assignment to which Owner or the Operators has expressly consented in writing shall relieve the assignor of its obligations under this Agreement after the effective date of such assignment provided that the assignee specifically assumes all of the assignor's obligations and duties recited herein after the effective date of such assignment pursuant to a written assignment.

                                   ARTICLE 9

                                  TERMINATION

     9.01. Termination. This Agreement shall terminate upon the occurrence of any of the following events:

     9.01.01 Expiration. The expiration of the stated Term including any extensions in accordance with the terms hereof;

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

          9.01.02 Mutual Agreement. Agreement by Owner and each Operator in writing to terminate this Agreement;

          9.01.03 Owner Default.  At the sole discretion of the Operators,  upon
     (i) the failure by Owner to make any monetary payment required hereunder on or before the due date and such failure continues for ten (10) Business Days after receipt by the Operators of a written notice from Owner specifying such failure or (ii) the failure by Owner to perform its material obligations in this Agreement and such failure has a material adverse effect on the financial condition or results of operations of the Business and such failure shall continue for a period of thirty (30) days after written notice thereof from the Operators to Owner specifying in reasonable detail the nature of such failure;

          9.01.04 Operator Default. At the sole discretion of Owner, upon the failure by the Operators to perform their material obligations contained in this Agreement and such failure has a material adverse effect on the financial condition or results of operations of the Business and such failure shall continue for a period of thirty (30) days after written notice thereof from Owner to the Operators specifying in reasonable detail the nature of such failure,

          9.01.05 Operator License. At the sole discretion of Owner, if the Operators shall have been found unsuitable to provide the services contemplated by this Agreement by the Gaming Authorities and no appeal or other remedy is available or undertaken; and

          9.01.06 Termination Rights. The exercise of any other termination right expressly granted under this Agreement pursuant to Section 7.01, 7.02 or 8.01.

     9.02. Effect of Termination. Upon termination of this Agreement, all sums owed by Owner to the Operators or by the Operators to Owner shall be paid within thirty (30) days of the termination date. In the event of any termination of this Agreement, Owner shall, notwithstanding such termination, be liable to the Operators for the fees earned and Reimbursables incurred by the Operators hereunder prior to such termination as follows: (i) unpaid accrued and payable Management Fees, Pre-Opening Services Fees (including that pro rata portion thereof earned through the date of termination but for which payment was accrued pursuant to Section 2.04) and Operator Advances (including any unpaid accrued interest thereon), if any, (ii) the present value (calculated based on projections at the time of termination and based on a discount rate of 8%) of the projected Management Fees remaining unpaid during the eight (8) year period immediately subsequent to the Opening Date, (iii) all Reimbursables incurred prior to termination hereunder, plus (iv) a termination fee equal to $5.0 million plus an amount computed like interest at the rate of eight percent (8%) per annum (compounded semi-annually as of June 30 and December 31 of each calendar year) on such $5.0 million to the date of payment thereof; provided, however, that the amounts specified in clause (ii) above shall not be payable if the termination is made by Owner pursuant to Section 9.01.04 or 9.01.05. Owner shall pay the Operators the amounts owed the Operators described in clauses (i) through (iii) above through the date of termination, after deducting therefrom any amounts owed by the Operators to Owner and not disputed by the Operators, within 10 days after such termination. Owner shall pay the Operators the amounts owed the Operators described in clause (iv) above on the date that either OEDA no longer owns any equity interests of Owner or PGC no longer owns any equity interests of OEDA.

     9.03. Operator Responsibilities. In the event of termination of this Agreement, the Operators will relinquish control of (i) all Bank Accounts and
(ii) all funds in or accounts in Operator's control which relate to the Business, subject to the Operators' rights set forth under Section 9.02.

     9.04. Survival. Notwithstanding anything contained herein to the contrary, the parties acknowledge that: (i) the provisions of Article 6, Section 9.02,
Section 9.03, Section 9.05, Section 10.02 and Section 10.04 and (ii) the obligations of either party for all amounts due and payable from the Operators to Owner or from Owner to the Operators shall survive the termination or expiration of this Agreement.

     9.05. Proprietary Information. In the event of termination of this Agreement, the Operators will relinquish to Owner all of the Books and Records and the marketing, credit and customer data contained in operating records of the Business and which are generated by the Operators in connection with its duties hereunder. As of the termination of this Agreement, the Operators shall not have the right to copy such records prior to relinquishing control over them to Owner, except as provided in Section 4.08. Upon termination of this Agreement for any reason, the Operators' marketing, credit and customer data and proprietary computer programs generated prior to the date hereof shall remain the sole property of the Operators, and shall not be used or disclosed to other Persons by Owner or its agents or Affiliates provided that the Operators' records indicate that such information and programs were complied and/or developed prior to the date hereof. Owner and the Operators acknowledge that pursuant to the sharing of information by and among Owner, the Operators and the Operators' respective Affiliates, Owner, the Operators and the Operators' respective Affiliates will have information and copies of records from the Business prior to termination and nothing herein shall prevent the use of such information so obtained for the purposes contemplated hereunder and subject to the limitations contained herein.

                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.01. Entire Agreement. This Agreement embodies the entire agreement and understanding of Owner and the Operators relating to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, relating to such subject matter (other than the Operating Agreement of Owner), including, without limitation, the Original MSA..

     10.02. Confidentiality. Both parties shall maintain confidentiality with respect to material developments in the course of development of the Facilities and operation of the Business, subject to Governmental Requirements and applicable Law. Except as required by any Law (including, without limitation, federal securities and stock exchange or National Association of Securities Dealers, Inc. requirements) and Gaming Authorities, material confidential information shall be made available only to such of Owner's or the Operators' employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished. Any Person to whom such information is disclosed shall be informed of its confidential nature and the party disclosing such information shall obtain a confidentiality agreement from such Person the terms of which shall be consistent with the provisions of this
Section 10.02. Information provided by one party to the other shall be presumed confidential unless the information is (a) published or in the public domain other than as a result of any action by the recipient thereof, (b) disclosed to the recipient by a third party not known by the recipient to be subject to an agreement of confidentiality or (c) presented to the recipient under circumstances which clearly and directly indicate the delivering party does not intend such information to be confidential.

     10.03. Approvals. Any consent or approval referred to herein (by whatever words used) of either party hereto shall not be unreasonably withheld, delayed or conditioned, except in those situations in which this Agreement explicitly gives the party absolute or sole discretion to give or withhold such approval or consent. Except as otherwise expressly provided herein, whenever any party has called upon the other to execute and deliver a consent or approval in accordance with the terms of this Agreement, the failure of such party to expressly disapprove within ten (10) Business Days after written request therefor in accordance with the terms of Article 3, or such other period as specifically set forth herein is given, shall be deemed to be a consent or approval. In the event that any party refuses to give its consent or approval to any request by another party, such refusing party shall indicate by written notice to the other the reason for such refusal in sufficient detail for the party requesting such consent or approval to understand the exact basis for withholding such consent or approval.

     10.04. Conflicts of Interest; Non-Compete.

          10.04.01 Conflicts of Interest. Owner acknowledges and agrees that the Operators may have and may distribute promotional materials for the Operators' Affiliates' facilities, including casinos, at the New Facilities if reciprocal arrangements are made in favor of the Business at Operators' Affiliates' facilities.

          10.04.02 Covenant Not to Compete of Owner; Non-Solicitation. Owner agrees that during the Term, except for the Facilities, it will not either directly or indirectly: (i) own, manage or operate a casino in any jurisdiction in which either Operator or any of their respective Affiliates own, manage or operate a casino or conduct other gaming activities, now or in the future, whether as a proprietor, partner, stockholder, advisor, consultant or in any other capacity, or (ii) provide technical, marketing or other assistance to any casino or casino operator in any jurisdiction where either Operator or any of their respective Affiliates own, manage or operate a casino or conduct other gaming activities. Owner acknowledges that the foregoing restriction is reasonable in scope, duration and geographic area and is properly required to protect the legitimate business needs of the Operators. Additionally, Owner agrees that during the Term and for a period of two (2) years thereafter, without the prior written consent of the Operators, neither Owner nor any of its Affiliates shall, directly or indirectly, (i) in any manner induce or attempt to induce any employee, customer or supplier of the Business or any employee, customer or supplier of either Operator or any of their respective Affiliates with respect to any gaming operations conducted by them at such time to leave or cease doing business with either Operator or any of their respective Affiliates, as applicable, or in any way interfere with the relationship between them and either Operator or any of their respective Affiliates, as applicable, or (ii) hire or solicit for employment any employee of either Operator or any of their respective Affiliates (other than Owner) with respect to any gaming operations conducted by them; provided, however, that the preceding clause (ii) shall not prohibit Owner from hiring (but not soliciting) any employee of either Operator or any of their respective Affiliates to the extent such employee is employed by Owner in a business that is not, directly or indirectly, in competition with any gaming operations then conducted by either Operator or any of their respective Affiliates. The term "solicitation" as used in the preceding sentence includes, without limitation, offering any employee employed by either Operator or any of their respective Affiliates employment commencing after the non-solicitation period. The Operators shall not solicit for employment any employee of the Business for a period of six months after termination of this Agreement.

          10.04.03 Right of First Offer to Future Business. If, during the Term, Owner or its Affiliates constructs, develops or owns any casino, other than the Business, located in Louisiana for which Owner or its Affiliates is seeking to engage a third party to manage and operate such casino, Owner shall offer to the Operators a right of first offer to manage and operate such casino. Owner shall provide to the Operators written notice of Owner's or its Affiliates' intent to construct, develop or own such casino. Upon the Operators' receipt of such written notice, Owner and the Operators shall, for a period of ninety (90) days, commence good faith negotiations and enter into a management services agreement for the Operators management of such casino on terms and conditions similar to those contained in this Agreement and acceptable to Owner and the Operators. If: (i) Owner and the Operators, each acting in good faith, do not execute a management services agreement for such casino within the ninety (90) day period and (2) such 90-day period is not extended, in writing, by Owner and the Operators, then Owner shall have the right to enter into negotiations with and execute a management services agreement for such casino with casino operators other than the Operators.

     10.05. Best Evidence and Counterparts. This Agreement shall be executed in original and photostatic copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

     10.06. Amendment or Modification. This Agreement may not be amended or modified except by a writing signed by all parties hereto.

     10.07. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York. This Agreement shall be deemed to contain all provisions required by Gaming Laws and is subject to any approvals required under the Gaming Laws. To the extent any provision in this Agreement is inconsistent with the Gaming Laws, the Gaming Laws shall govern. Should any provision of this Agreement require judicial interpretation or as to any arbitration under this Agreement, it is agreed that the court or arbitrators interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.

     10.08.  Interpretation.   The  preamble  recitals  of  this  Agreement  are
incorporated into and made a part of this Agreement; titles of Sections and Articles are for convenience only and are not to be considered a part of this Agreement. All references to years shall mean a year commencing as of the first day of January of each year. All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

     10.09. Severability. Except as expressly provided to the contrary herein, each section, part, term or provision of this Agreement shall be considered severable, and if for any reason any section, part, term or provision herein is determined to be invalid and contrary to or in conflict with any existing or future law or regulation by a court or governmental agency having valid jurisdiction, such determination shall not impair the operation of or have any other effect on other sections, parts, terms or provisions of this Agreement as may otherwise remain enforceable and intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto unless such survival vitiates the intent of the parties hereto, and said invalid sections, parts, terms or provisions shall not be deemed to be a part of this Agreement. If any provisions are void or unenforceable if enforced to their maximum extent, the provisions in question shall be enforced to the maximum extent such provisions are enforceable.

     10.10. Force Majeure. The provisions of this Section 10.10 shall be applicable if there shall occur during the Term any strike, boycott, lockout or other labor trouble; storm, fire, earthquake or Act of God; any riot, civil disturbance, or any act of war, terrorism or of the public enemy; the shortage, unavailability or disruption in the supply of labor, materials, fuels or the disruption of postal, electrical, telephone or other utility service; any future governmental law, ordinance, order rule or regulation; delay attributable to the failure to obtain any Operating Permit or any Approval for reasons that are not the fault of or beyond the reasonable control of the party obligated to obtain such Permit or Approval or any other cause or contingency beyond the respective parties' control, but only during such time as such party is unable due to a specified reason herein to perform its obligations hereunder. If the Operators or Owner shall, as the result of any of the above-described events, fail to timely perform any of its obligations under this Agreement, then, upon written notice to the other within five (5) Business Days of such event, such failure shall be excused and not be a breach of this Agreement by the party claiming Force Majeure, but only to the extent occasioned by such event. Notwithstanding anything contained herein to the contrary, the provisions of this Section 10.10 shall not be applicable to the Operators' or Owner's obligation to make any payments to the other pursuant to the terms of this Agreement.

     10.11. Waiver. None of the terms of this Agreement, including this Section 10.11, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

     10.12. Definitions. All capitalized terms referenced or used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit "A", which is attached hereto and incorporated herein by this reference.

     10.13. Governing Document. This Agreement shall govern in the event of any inconsistency between this Agreement and any of the Exhibits attached hereto.

     10.14. Inspection of Facilities. Owner shall have the right, at any time during the Term, to enter upon the Facilities or any portion thereof, to inspect same.

      10.15.   Third-Party   Beneficiaries.   There  shall  be  no   third-party
beneficiaries with respect to this Agreement.

     10.16. Regulatory Information. Owner and the Operators shall each provide to the other parties all information pertaining to this arrangement and the Business and as to their ownership structure, corporate structure, officers and directors, stockholders' and partners' identity, financing, transfers of interest, etc., as shall be required by any regulatory authority with jurisdiction over the other or with respect to any federal or state security law requirement.

     10.17. Successors and Assigns. This Agreement and the rights of Owner and the Operators evidenced hereby shall inure to the benefit of and be binding upon the successors and, to the extent permitted hereunder, assigns of Owner and either Operator.

     10.18. Dispute Resolution. The parties hereto hereby agree that any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement shall be resolved in accordance with the terms and provisions of this Section 10.18.

          (a) Agreement to Negotiate. Before submitting any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement to arbitration, the following procedures shall be followed:

          i. Theparty desiring to submit any such controversy, dispute or claim to arbitration ("Claimant") first shall give written notice thereof to the other party ("Recipient") setting forth in detail the pertinent facts and circumstances relating to such controversy, dispute or claim;

          ii. Recipient shall have a period of fifteen (15) days in which to consider the controversy, dispute or claim that is the subject of the notice and to furnish in writing to Claimant a written statement of Recipient's position with respect thereto;


          iii. Within seven (7) days of Claimant's receipt of Recipient's written statement, Claimant and Recipient shall meet with a mediator, whose identity shall be mutually agreed upon by Claimant and Recipient, in an effort to resolve amicably any difference that may exist between the respective positions of Claimant and Recipient, and, if such resolution is not achieved, either or both of Claimant and Recipient shall have the right to submit the matter to arbitration.

          (b)  Procedure  for  Arbitration.  Any  controversy,  dispute or claim arising  out of or  relating  to  this  Agreement  or any  breach  of  this
     Agreement,  including  any  dispute  concerning  the  termination  of  this
     Agreement, that has not been resolved in accordance with Section 10.18(a) shall be settled by arbitration in Denver, Colorado in accordance with the commercial arbitration rules of the American Arbitration Association then existing. In arbitration, this Agreement (including this provision providing for arbitration in the event of any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement that has not been resolved in accordance with
Section 10.18(a)) shall be specifically enforceable. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction. The prevailing party to an arbitration proceeding commenced hereunder shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are awarded by the arbitrator.

     10.19. Operators; Generally. The parties hereto hereby acknowledge and agree that any and all obligations or rights of the Operators hereunder may be fulfilled or exercised by either Operator, and that upon any such fulfillment or exercise by either Operator, such obligation or right of each Operator shall be deemed fulfilled or exercised by both Operators.

     10.20. Effect of Amendment and Restatement; Waiver. The parties hereto hereby acknowledge and agree that the provisions of this Agreement shall be deemed effective as of February 15, 2002, the date of the Original MSA and hereby waive any breach or default by the other party hereto that shall have occurred on or prior to the date hereof.


                     *        *        *        *        *

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


                                                OWNER:

                                                THE OLD EVANGELINE DOWNS, L.L.C.

                                                      /s/ MICHAEL S. LUZICH
                                                --------------------------------
                                                By:       Michael S. Luzich
                                                Its:         President


                                                OPERATORS:

                                                PENINSULA GAMING COMPANY, LLC

                                                      /s/ MICHAEL S. LUZICH
                                                --------------------------------
                                                By:       Michael S. Luzich
                                                Its:         President


                                                OED ACQUISITION, LLC

                                                      /s/ MICHAEL S. LUZICH
                                                --------------------------------
                                                By:       Michael S. Luzich
                                                Its:         President

                                  EXHIBIT "A"

                                  Definitions

     All capitalized terms referenced or used in the Agreement and not specifically defined therein shall have the meaning set forth below in this "Exhibit A". The article, section and paragraph and exhibit references herein refer to the Articles, Sections and Exhibits in and to the Agreement.

     Affiliate. The term "Affiliate" shall mean a Person that directly or indirectly, or through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person in question and any stockholder or partner of any Person referred to in the preceding clause owning more than twenty-five percent (25%) or more of (i) such Person if such Person is a publicly traded corporation or (ii) an ownership or beneficial interest in any other Person.

     Agreement. The term "Agreement" shall have the meaning set forth in the preamble.

     Annual  Plan.  The term  "Annual  Plan" shall have the meaning set forth in
Section 4.14.

     Approval. The term Approval means any license (including the License), finding of suitability, qualification, approval or permit by or from any Gaming Authority.

     Auditors. The term "Auditors" shall mean one of the five (5) largest independent certified public accounting firms in the United States at the time of their appointment selected by Owner to prepare the audited annual Financial Statements unless otherwise agreed by Owner and the Operators.

     Bank Accounts. The term "Bank Accounts" shall have the meaning set forth in
Section 4.11.

     Basic Management Fee. The term "Basic Management Fee" shall have the meaning set forth in Section 5.02.

     Books and Records. The term "Books and Records" shall have the meaning set forth in Section 4.08.

     Budget. The term "Budget" means any budget contemplated by the Agreement that has been approved by Owner or has been arbitrated as set forth in the Agreement.

     Business. The term "Business" shall mean the conduct of all operation at the Facilities, including Gaming Activities, food service, entertainment, parking activities and all racetrack activities.

     Business Days. The term "Business Days" shall mean all weekdays except those that are official holidays of the State of Louisiana or the U.S. government. Unless specifically stated as "Business Days," a reference to "days" means calendar days.

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     Cash Collateral and Disbursement  Agreement.  The term "Cash Collateral and
Disbursement Agreement" shall mean that certain Cash Collateral and Disbursement Agreement, dated as of February, 2003, among Owner, The Old Evangeline Downs Capital Corp., U.S. Bank National Association and Abacus Project Management, Inc.

     Claim. The term "Claim" shall mean any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against Operator, Owner, or their respective Indemnified Persons, jointly and severally, or individually, as the case may be, arising out of or based upon the ownership, condition or use of the New Facilities or the operation or management of the Business, including, without limitation, injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the New Facilities or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the New Facilities.

     Control. The term "Control" (including derivations such as "Controlled" and "Controlling") means with respect to a Person, the ownership of more than fifty percent (50%) or more of the beneficial interest or voting power of such Person.

     Debt Service. The term "Debt Service" shall mean payments (including without limitation, principal, interest and expense reimbursement) with respect to (i) capitalized leases, as defined in accordance with Generally Accepted Accounting Principles, and (ii) all third party borrowed funds related to the Business.

     EBITDA. The term "EBITDA" shall mean the earnings of the Business before interest, income taxes, depreciation and amortization; provided, however, that in calculating earnings hereunder, Management Fees payable under this Agreement shall not be deducted.

     Employee. The term "Employee" shall mean any employee of Owner engaged by the Operators to work in or about the Facilities in connection with the conduct of the Business.

     Environmental Requirements. The term "Environmental Requirements" means all applicable present and future statues, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

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     Existing Racetrack.  The term "Existing  Racetrack" shall mean the existing racetrack and related facilities located in Lafayette, Louisiana and owned by Owner.

     Facilities. The term "Facilities" shall mean the Existing Racetrack and the New Facilities.

     FF&E. The term "FF&E" shall mean all furniture, furnishings, equipment, and fixtures, including gaming equipment, computers, housekeeping and maintenance equipment, and other items necessary or appropriate to operate the Facilities.

     Financial Statements. The term "Financial Statements" shall mean an income statement, balance sheet and a sources and uses of cash statement, all prepared in conformity with Generally Accepted Accounting Principles and on a basis consistent in all material respects with that of the preceding period (except as to those changes or exceptions disclosed in such Financial Statements).

     Fiscal Quarter. The term "Fiscal Quarter" shall mean the four (4) quarters corresponding to the Fiscal Year commencing on January 1, April 1, July 1 and October 1 of each Fiscal Year. In the event the Business opens on a date other than the first day of a Fiscal Quarter, "Fiscal Quarter" also shall refer to the period commencing on the Opening Date and ending on the last day of the calendar quarter (e.g., March 31, June 30, September 30 or December 31) in which the Opening Date occurs.

     Fiscal Year. The term "Fiscal Year" shall mean a period beginning and ending on January 1 and December 31, respectively. In the event the Opening Date occurs on a date other than the first day of a Fiscal Year, "Fiscal Year" shall also refer to the period commencing on the Opening Date and ending on the last day of the calendar year in which the Opening Date occurs. In the event this Agreement terminates on a date other than the last day of a calendar year, the term "Fiscal Year" shall include the period from the first day of the Fiscal Year during which this Agreement terminates to and including the date of such termination.

     Force Majeure. The term "Force Majeure" shall have the meaning set forth in
Section 10.10.

     Gaming   Activities.   The  term   "Gaming   Activities"   shall  mean  the
coin-operated machines and other casino-type games' conducted by the Operators at the New Facilities.

     Gaming Authorities. The term "Gaming Authorities" or "Authority" shall mean all agencies, authorities and instrumentalities of any state, nation or other governmental entity, or any subdivision thereof, regulating gaming or related activities in the United States and having jurisdiction over the New Facilities or the Business.

     Gaming Laws. The term "Gaming Laws" shall mean any statute, ordinance, promulgation, law, rule, regulation, code, judicial or administrative precedent or order of any court or other body of the State of Louisiana or agency or subdivision thereof which regulates the conduct of the Gaming Activities.

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

     Generally Accepted Accounting Principles. The term "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles as established from time to time by the American Institute of Certified Public Accountants.

     Governmental   Authorities.   The  term   "Governmental   Authorities"   or
"Authority" means the United States, the State of Louisiana or any other political subdivision in which the Facilities are located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state, or local, having or exercising jurisdiction over Owner, the Operators or the Facilities, including without limitation, any Gaming Authority.

     Governmental Requirements. The term "Governmental Requirements" means all Laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and/or renovation of the Facilities or the management or operation of the Facilities or the business including without limitation, all Required Contracts, Approvals and any rules, guidelines or restrictions created or imposed by Governmental Authorities.

     Gross Revenue. The term "Gross Revenue" means all of the revenue from the operation of the Business computed on an accrual basis from all business conducted upon, related to or from the Business in accordance with Generally Accepted Accounting Principles and shall include but not be limited to (i) the net win from gaming activities (which is the difference between gaming wins and losses), and (ii) the amount of all sales of food, beverages, goods, wares, services, or merchandise at or from the Facilities, less (a) fifty percent (50%) of any complimentaries and (b) deposits made in respect of progressive and other similar games except to the extent such deposits are allocable to expenses. Gross Revenue shall not include:

          (a) Any gratuities, or service charges added to a customer's bill or statement in lieu of gratuities, which are payable to New Facilities employees;

          (b) An amount equal to all credits or refunds made to customers, guests or patrons;

          (c) All sums and credits received in settlement of claims for loss or damage of FF&E or to the physical plant of the Facilities, to the extent such sums and credits are in excess of the actual amount spent or owed to remediate such loss or damage;

          (d) All sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges collected from casino customers or collected by tenants or concessionaires of Owner at the Facilities;

          (e) Any and all income from the sale of FF&E outside the ordinary course of business;

          (f) Any uninsured compensation payments for claims against third parties arising out of or during the course of the operation of the Facilities (net of actual damages incurred);

          (g) Income and revenue of tenants, licensees and concessionaires of the Operators or Owner from the Facilities or any part thereof; provided, however, that all fees, rents, commissions, percentages or other payments received from any tenant, licensee or concessionaire shall be included in Gross Revenue;

          (h) Proceeds of financing, refinancing or sale of all or a portion of the business or the Facilities or any personal property contained therein outside the ordinary course of business;

          (i) Proceeds paid as a result of an insurable loss (unless paid for the loss or interruption of business and representing payment for damage for loss of income and profits of the Business) after deducting any expenses of adjustment and collection;

          (j) Operator Advances and any funds advanced or investments made by the Operators;

          (k) Proceeds of condemnation and eminent domain awards, net of fees and expenses thereunder; and

          (l)  Interest.

     Hazardous Material. The term "Hazardous Material" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or (ii) which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto, including without the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Louisiana or any political subdivision thereof; or (iv) the presence of which on or about the Facilities causes or threatens to cause a nuisance upon the Facilities or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Facilities; or
(v) the presence of which on adjacent properties could constitute a trespass by Owner or Operator; or (vi) without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons, or any "regulated substance" as defined under the Underground Storage Tank Regulations, 40 C.F.R. Section 280.12; or
(vii) without limitation which contains polychlorinated bipheynols (PCBs), asbestos or urea formaldehyde foam insulation.

     Incentive Fee. The term "Incentive Fee" shall have the meaning set forth in
Section 5.03.

     Indemnified Person. The term "Indemnified Person" means as to either Owner or the Operators indemnified under Section 6.01 or Section 6.02, respectively, such party and any

Affiliate of such party, and any agents, attorneys, officers, members, directors, stockholders, consultants or employees of such party or such Affiliate, and each person, if any, who controls such party within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934.

     Jefferies  Financing.   The  term  "Jefferies  Financing"  shall  mean  the
securities to be placed by Jefferies & Company, Inc. for the purpose of developing the New Facilities.

     Law. The term "Law" means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent, code, order, judgment, writ, injunction, decree, or award of any court or any other Governmental Authority, as well as the orders or requirements of any local board of fire underwriters or any other body which may exercise similar functions.

     Lender. The term "Lender" shall mean any Person that has extended credit to Owner secured by, among other things, a mortgage encumbering the Facilities.

     Loan Documents. The term "Loan Documents" means all of the documents evidencing, securing and relating to any indebtedness owing by owner to Lender, including without limitation, all promissory notes, loan agreements, mortgages, pledges, assignments, certificates, indemnities and other agreements.

     Management Fees. The term "Management Fees" shall mean the Basic Management Fee and the Incentive Fee and the Reimbursables.

     Material Adverse Effect. The term "Material Adverse Effect" shall mean any event, condition or occurrence reasonably expected to have a material adverse effect on (i) the condition (financial or otherwise), prospects, assets or properties of the Business, including the suspension of or material limitation on the operation thereof or (ii) this Agreement or the ability of the parties to consummate the transactions contemplated hereby.

     Net Revenue. The term "Net Revenue" shall mean the difference of (i) Gross Revenue, minus (ii) promotional expenses incurred in connection with the operation of the Business.

     New Facilities. The term "New Facilities" shall mean the facilities comprised of: (a) an approximately 150,000 square foot building to be developed on the Site, containing a casino and grandstand, (b) a horsetrack and (c) related amenities to the foregoing.

     Opening Date. The term "Opening Date" shall mean the first date a revenue-paying customer is admitted to the New Facilities to participate in Gaming Activities.

     Operating Expenses. The term "Operating Expenses" shall mean those necessary or reasonable operating expenses, including without limitation, gaming and other taxes and governmental charges, costs of Operating Supplies, payroll and benefits, marketing, administration, maintenance, energy and all costs and expenses of licensing Owner's or the Operators' employees, incurred on behalf of Owner after the Opening Date in connection with conducting the Business and operating the Facilities, computed on an accrual basis, deductible under Generally Accepted Accounting Principles in determining "Operating Income" (as defined in casino industry practice) for purpose of preparing a statement of operations for the Business; provided, however, Operating Expenses shall not include depreciation or amortization with respect to the Facilities or the FF&E or Debt Service.

     Operating Permits. The term "Operating Permits" shall mean Operator Operating Permits and Owner Operating Permits.

     Operating Supplies. The term "Operating Supplies" shall mean gaming supplies, paper supplies, cleaning materials, food and beverage, fuel, marketing materials, maintenance supplies, linen, china, glassware, silverware, kitchen utensils, uniforms and all other consumable supplies and materials used in the operation of the Facilities.

     Operator Advances. The term "Operator Advances" shall have the meaning set forth in Section 2.03.02.

     Operator Operating Permits. The term "Operator Operating Permits" shall mean all licenses, permits, approvals, consents and authorizations which the Operators are required to obtain from any Governmental Authority to perform and carry out their obligations under this Agreement, including any permits or licenses the Operators are required by Law to obtain specifically related to the operation of a casino gaming operation.

     Operators. The term "Operators" shall have the meaning set forth in the preamble.

     Original MSA. The term "Original MSA" shall have the meaning set forth in the preamble.

     Owner. The term "Owner" shall have the meaning set forth in the preamble. Owner Operating Permits. The term "Owner Operating Permits" shall mean all licenses, permits, approvals, consents and authorizations from Governmental Authorities that are necessary to own, open and occupy the Facilities and operate the Business, including any permits or licenses Owner is required by Law to obtain and have in effect specifically related to the operation of casino gaming facilities with respect thereto.

     Owner's Financial Obligations. The term "Owner's Financial Obligations" shall have the meaning set forth in Section 4.12(a).

     Person. The term "Person" shall mean any individual, partnership, corporation, association or other entity, including but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

     Pre-Opening Expenses. The term "Pre-Opening Expenses" shall have the meaning set forth in Section 2.03.01.

     Pre-Opening Services. The term "Pre-Opening Services" shall have the meaning set forth in Section 2.02.

     Reimbursables. The term "Reimbursables" shall mean all (i) reasonable and documented out-of-pocket developmental, legal, licensure and other out-of-pocket costs and expenses incurred by either Operator under this Agreement, and (ii) all reasonable and documented out-of-pocket tax preparation, accounting, legal and administrative fees and expenses incurred by either Operator in connection with its direct or indirect ownership of Owner.

     Related Contracts. The term "Related Contracts" shall mean any agreements, contractual arrangements or Loan Documents between Owner and any Person that relate to the Facilities or the Business.

     Target Date. The term "Target Date" shall mean the earlier to occur of (y) the first date on which the casino to be developed at the New Facilities shall be Operating (as such term is defined in the Cash Collateral and Disbursement Agreement), and (z) the Operating Deadline applicable to the casino (as such term is defined in the Cash Collateral and Disbursement Agreement).

     Site. The term "Site" shall mean that certain feehold interest of approximately 500 acres located on the north side of Route 31, southeast of the intersection of Highway 190 and Interstate 49 in the town of Opelousas, Louisiana, as set forth on Exhibit B.

     Pre-Opening Services Fee. The term "Pre-Opening Services Fee" shall have the meaning set forth in Section 2.04.

     Term.  The term "Term"  shall have the  meaning set forth in Section  1.01.

     Transfer. The term "Transfer" shall mean any sale, transfer, or assignment of an interest in the Business, made directly or indirectly.